Exhibit 99.1

RightsideTM Announces Second Quarter 2014 Financial Results

Domain Name Services Revenue Increases 13% Year-over-Year

32 gTLD Registry Operator Agreements Signed to Date

KIRKLAND, Wash., August 7, 2014 — (GLOBENEWSWIRE) — Rightside Group, Ltd. (Nasdaq: NAME), a leading provider of domain name services that advance the way businesses and consumers define and present themselves online, today announced financial results for the second quarter ended June 30, 2014.

Rightside became an independent, publicly traded company on August 1, 2014 as a result of the completion of its spin-off from Demand Media, Inc.® (NYSE: DMD).  Rightside now owns and operates the former domain name services business of Demand Media, and Demand Media does not hold any ownership interest in Rightside.  Rightside’s comprehensive suite of services enables the discovery, registration, usage, and monetization of domain names.  The combination of registrar, registry and aftermarket services positions Rightside as one of the largest end-to-end domain name services providers in the world.

“There is a significant long-term opportunity for growth and expansion in this industry being driven by businesses and consumers who desire specific, relevant and memorable domain names that best represent their online endeavors,” said Chief Executive Officer Taryn Naidu.  “It’s all about enabling small businesses and individuals to better connect with their intended audience, starting with a name that optimally represents their company, product, campaign, cause or personal identity.

“We are pleased with the revenue growth in our domain name services business,” Naidu continued.  “With 32 gTLDs in our current portfolio and plans to acquire more, registry services revenue is expected to become a larger contributor to our business over time, and we are excited about our growth opportunity ahead.”

Financial Summary

(in millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Domain name services revenue	$39.6	$34.9	$77.1	$68.3
Aftermarket and other revenue	7.1	13.3	14.1	25.8
Total revenue	46.7	48.2	91.2	94.1

Net loss	$(3.5)	$(0.7)	$(7.4)	$(2.4)

Adjusted EBITDA (1)	$(0.8)	$4.4	$(3.1)	$8.1

(1)          This Non-GAAP financial measure is described below and reconciled to GAAP net income (loss) in the accompanying table.

•      Domain name services revenue for the three months ended June 30, 2014 increased 13% to $39.6 million compared to $34.9 million for the same period in 2013. Organic growth of 7%, which excludes the acquisition related benefit from Name.com, was primarily due to an increase in domain name registrations.

•      Aftermarket and other revenue for the three months ended June 30, 2014 decreased to $7.1 million compared to $13.3 million for the same period in 2013, primarily due to a decrease in the sales of domain names owned by Rightside and our decision to eliminate low quality advertising traffic in the second half of 2013.  On a sequential quarterly basis, the Aftermarket business began to stabilize at $7 million for the first two quarters of this year.  Adjusted EBITDA for the three months ended June 30, 2014 was ($0.8 million), compared to Adjusted EBITDA of $4.4 million for the same period in 2013, primarily due to the decrease in Aftermarket and other revenue described above.

Business Highlights

•      Rightside has signed registry operator agreements with ICANN for 32 gTLDs, including three gTLDs added during the second quarter of 2014, and has an interest in over 60 additional gTLD applications that have yet to be awarded to their ultimate registry operator.

•      Rightside Registry launched seven new gTLDs into “general availability” during the second quarter of 2014 and has signed agreements with over 80 leading registrars to distribute its gTLDs.

•      Rightside’s registrars, eNom and Name.com, are among the largest distributors of new gTLDs.  With over 200 new gTLDs supported, Rightside’s registrars offer one of the broadest selections.

•      New products were launched on eNom and Name.com to better enable usage of domain names, including new website creator tools and branded email services.

Operating Metrics

(in millions, except percentages)

	Three months ended	Three months ended
	June 30, 2014	June 30, 2013	% change
End of period domains(1)	15.5	14.0	11%

Average revenue per domain(2)	$10.30	$9.99	3%

Renewal rate(3)	71.1%	67.4%

(1) A domain is defined as an individual domain name registered by a third-party customer on our platform for which we have begun to recognize revenue.

(2) Average revenue per domain is calculated by dividing domain name services revenue for a period by the average number of domains registered in that period.  Average revenue per domain for partial year periods is annualized.

(3) The renewal rate is defined as the percentage of our domain names that are renewed after their original term expires.

Liquidity and Capital Resources

•                  As of the spin-off date of August 1, 2014, Rightside had cash and cash equivalents of $26.1 million.

•                  On August 1, 2014, Rightside entered into a $30 million revolving credit facility with Silicon Valley Bank which matures in August 2017.

•                  On August 6, 2014, Rightside entered into a $30 million term loan credit facility with certain funds managed by Tennenbaum Capital Partners, LLC which matures in August 2019.

•                  These new credit facilities provide Rightside with additional flexibility and liquidity to pursue its strategic objectives, including the acquisition of additional gTLDs.

Business Outlook

The following forward-looking information includes certain projections made by management as of the date of this press release. Rightside does not intend to revise or update this information, except as required by law, and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected. The factors that may affect results include, without limitation, the factors referenced later in this announcement under the caption “Cautionary Information Regarding Forward-Looking Statements.” These and other risk factors are discussed in more detail in Rightside’s filings with the Securities and Exchange Commission.

In 2014, Rightside expects the following:

•                  Total revenue of $185 million to $195 million for 2014

•                  Adjusted EBITDA at break-even for Q4 2014

•                  Registry Services revenue in the low single-digit millions of dollars for 2014

Conference Call and Webcast

Rightside will host a conference call and audio webcast with investors and analysts today, August 7, 2014, at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time):

•                  Live conference call: 844-413-1777 or 716-247-5761 (International)

•                  Conference call replay available through August 14, 2014:  855-859-2056 or 404-537-3406 (International)

•                  Conference ID: 79731901

•                  Live and archived webcast: http://investors.rightside.co

About Non-GAAP Financial Measures

We define Adjusted EBITDA as net income (loss) adjusted for interest, income taxes, gain on sale of marketable securities, gain on other assets, net, depreciation and amortization, stock-based compensation, as well as the financial impact of acquisition costs. Acquisition costs include legal, accounting and other professional fees directly attributable to acquisition activity. Adjusted EBITDA is a non-GAAP financial measure and its most directly comparable GAAP financial measure is GAAP net income (loss).  A reconciliation of GAAP net income (loss) to Adjusted EBITDA can be found in the accompanying table. Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.  Rightside compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only as a supplement.

About Rightside

Rightside™ inspires and delivers new possibilities for consumers and businesses to define and present themselves online. The company, with its affiliates, is a leading provider of domain name services, offering one of the industry’s most comprehensive platforms for the discovery, registration, usage, and monetization of domain names. In addition to being a new gTLD registry operator, Rightside is home to some of the most admired brands in the industry, including eNom, Name.com, and NameJet (in partnership with Web.com). Headquartered in Kirkland, WA, Rightside has offices in North America, Europe and Australia. For more information please visit www.rightside.co.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including, among others, statements relating to our beliefs about the growth and expansion of the domain name services industry, Rightside’s expected total revenue, Adjusted EBITDA and registry services revenue. Statements containing words such as may, believe, anticipate, expect, intend, plan, project, and estimate or similar expressions constitute forward-looking statements. Statements regarding Rightside’s future performance are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Forward-looking statements involve risks and uncertainties including, among others:  revenue and growth expectations for Rightside following its separation from Demand Media, Inc.; the ability of Rightside to operate as an independent entity following the separation; market conditions in general; Rightside’s ability to successfully pursue, acquire and operate new gTLD registries; the impact on Rightside’s registry business given its limited experience in providing back-end infrastructure services to new and existing registries; the impact of any delays or limitations in introducing new gTLDs; Rightside’s ability to successfully market and sell its gTLDs; and the difficulty in predicting and developing consumer demand for new gTLDs. More information about potential risk factors that could affect Rightside’s operating and financial results are contained in Rightside’s Registration Statement on Form 10, as amended, filed with the Securities and Exchange Commission on July 14, 2014.  All forward-looking statements are expressly qualified in their entirety by this cautionary statement.  Rightside does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

Investor Contacts

Financial Profiles

Kristen Papke, 206.623.2233

Lisa Mueller, 310.622.8231

rightside@finprofiles.com

Condensed Combined Statements of Operations

(in thousands)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue	$46,689	$48,217	$91,241	$94,114
Service costs (Exclusive of amortization of intangible assets shown separately below	39,796	35,793	78,062	71,429
Sales and marketing	2,201	2,861	4,971	5,364
Product development	3,041	2,682	6,925	5,245
General and administrative	5,489	6,540	12,179	12,049
Amortization of intangible assets	1,908	2,191	3,599	4,216
Gain on other assets, net	(885)	(1,229)	(5,745)	(1,229)
Other income (loss), net	35	20	(1,297)	19
Loss before income taxes	(4,896)	(641)	(7,453)	(2,979)
Income tax benefit (expense)	1,406	(40)	42	564
Net loss	$(3,490)	$(681)	$(7,411)	$(2,415)

Pro forma loss per common share - basic and diluted(1)	$(0.19)	$(0.04)	$(0.40)	$(0.13)

Pro forma weighted average common shares outstanding - basic and diluted(1)	18,413	18,413	18,413	18,413

(1) On August 1, 2014, the 1,000 shares of the Company's common stock, par value $0.0001 per share, issued and outstanding immediately prior to the separation from Demand Media, Inc. were automatically reclassified as and became 18,412,985 shares of common stock, par value $0.0001 per share. Basic and diluted earnings per share and the average number of shares outstanding were retrospectively restated adjusting for such reclassification.

Condensed Combined Balance Sheets

(in thousands)

(unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$51,916	$66,833
Accounts receivable, net	10,533	9,176
Prepaid expenses and other current assets	4,124	4,395
Deferred registration costs	73,708	66,273
Total current assets	140,281	146,677
Deferred registration costs, less current portion	14,037	12,514
Property and equipment, net	12,788	14,456
Intangible assets, net	22,149	15,268
Goodwill	103,042	103,042
Deferred tax assets	4,777	6,314
gTLD deposits	23,343	21,252
Other assets	1,710	1,998
Total assets	$322,127	$321,521

Liabilities and Equity
Current liabilities
Accounts payable	$6,267	$7,585
Accrued expenses and other current liabilities	20,133	18,787
Deferred tax liabilities	23,828	24,157
Deferred revenue	91,319	80,999
Total current liabilities	141,547	131,528
Deferred revenue, less current portion	18,428	16,544
Other liabilities	1,058	693
Equity
Accumulated other comprehensive income (loss)	—	577
Parent company investment	161,094	172,179
Total equity	161,094	172,756
Total liabilities and equity	$322,127	$321,521

Summarized Condensed Statements of Cash Flows

(in thousands)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Net loss	$(3,490)	$(681)	$(7,411)	$(2,415)
Net cash provided by (used in) operating activities	1,947	3,905	(117)	7,456
Net cash used in investing activities	(10,022)	(2,277)	(7,580)	(4,934)
Net cash (used in) provided by financing activities	(18,505)	(18,952)	(7,220)	5,083
Change in cash and cash equivalents	(26,580)	(17,324)	(14,917)	7,605
Cash and cash equivalents, beginning of period	78,496	65,522	66,833	40,593
Cash and cash equivalents, end of period	$51,916	$48,198	$51,916	$48,198

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Net Loss	$(3,490)	$(681)	$(7,411)	$(2,415)
Add (deduct):
Income tax expense (benefit)	(1,406)	40	(42)	(564)
Gain on sale of marketable securities	—	—	(1,362)	—
Gain on other assets, net(1)	(885)	(1,229)	(5,745)	(1,229)
Depreciation and amortization	3,714	3,872	7,940	7,489
Stock-based compensation	1,286	2,437	3,270	4,767
Acquisition and realignment costs(2)	—	—	294	31
Adjusted EBITDA	$(781)	$4,439	$(3,056)	$8,079

(1)          Net gains on withdrawals of interest in gTLD applications, included in gain on other assets, net.

(2)          Acquisition and realignment costs included employee severance and other payments attributable to acquisition or corporate realignment activities. Management does not consider these costs to be indicative of the Company's core operating results.